Exhibit 5.1

April 15, 2009

Sunoco Logistics Partners L.P.

Mellon Bank Center

1735 Market Street, Suite LL

Philadelphia, Pennsylvania 19103-7583

Ladies and Gentlemen:

We have acted as counsel for Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 2,530,000 common units representing limited partner interests in the Partnership (the “Units”). We have participated in the preparation of a Prospectus Supplement dated April 14, 2009 (the “Prospectus Supplement”) and the Prospectus dated November 25, 2008 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-155644) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 20, 2004, as amended by Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated January 23, 2008 and Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated November 18, 2008; (iii) the Underwriting Agreement, dated April 14, 2009 relating to the offering and sale of the Units (the “Underwriting Agreement”); (iv) resolutions of the Board of Directors of the general partner dated April 8, 2009 and the pricing committee thereof dated April 14, 2009; and (v) such other certificates and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Units will be issued and sold in the manner stated in the Prospectus Supplement, the Prospectus, and the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that when the Units have been issued and

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Sunoco Logistics Partners L.P.
April 15, 2009 Page 2

delivered in accordance with the terms of the Underwriting Agreement, then the Units will be validly issued, fully paid and non-assessable, except as described in the Registration Statement, the Prospectus Supplement and the Prospectus.

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
VINSON & ELKINS L.L.P.